UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

Portland, Oregon

April 25, 2008

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders at 9:00 a.m., Pacific Time, on May 22, 2008 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205.

Details of the business to be conducted at the meeting are provided in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, we will also report on our operations and respond to your questions.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting. Please promptly sign, date, and return the enclosed proxy card in the postage-prepaid envelope. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Retention of the proxy is not necessary for admission to or identification at the meeting.

Very truly yours,

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2008

To the Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc.:

Our annual meeting will be held at 9:00 a.m., Pacific Daylight Time, on May 22, 2008 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205. Directions to The Governor Hotel are available on its Internet website at www.thegovernorhotel.com.

The purposes of the meeting are:

1.	To elect directors for the next year;

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2008; and

3.	To act upon any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on April 17, 2008, the record date, are entitled to vote at the meeting. A list of stockholders will be available for inspection by stockholders at our corporate headquarters commencing ten days before the date of the annual meeting.

Even if you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the enclosed postage-prepaid envelope. You may attend the meeting in person even if you send in your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 22, 2008. The proxy statement and annual report to security holders are available on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 25, 2008

PROXY STATEMENT

MCCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

SUMMARY OF PROCEDURES

How Proxies Will Be Solicited. The Board of Directors of McCormick & Schmick’s Seafood Restaurants, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held at 9:00 a.m., Pacific Daylight Time, on May 22, 2008 at The Governor Hotel, 614 SW 11th Ave, Portland, Oregon 97205 for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the form of proxy and our 2007 Annual Report will be mailed to stockholders on or about April 28, 2008, at our cost. The proxy statement and Annual Report on Form 10-K are also available on our website at www.mccormickandschmicks.com, Investor Relations, SEC Filings and the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov. We will request fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for expenses of distribution. Proxies will be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, fax, e-mail or personal contact. No additional compensation will be paid for these services.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements for two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” may be more convenient for security holders and save costs for companies. A number of brokers with account holders who are Company stockholders will be householding our proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or write to us at McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Investor Relations, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. If you now receive multiple copies of the proxy statement and would like to request householding of your communications, please contact your broker.

Who Can Vote. Only stockholders of record at the close of business on April 17, 2008 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournment of the meeting. At the close of business on the record date, there were issued and outstanding 14,824,948 shares of Common Stock, the only outstanding voting security of the Company. Each share of Common Stock issued and outstanding is entitled to one vote in each matter properly presented at the Annual Meeting. Holders of Common Stock do not have cumulative voting rights.

How You Can Vote. Mark your proxy, sign and date it, and return it in the enclosed postage-paid envelope. To ensure your vote is counted, we must receive your proxy before or at the annual meeting. All of your shares that have been properly voted will be voted at the annual meeting in accordance with your instructions unless you earlier revoke your proxy. If you sign your proxy card but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Sending written notice of revocation with a later date than the date of the proxy to the Secretary;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•

Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to McCormick & Schmick’s Seafood Restaurants, Inc., Attention: Emanuel N. Hilario, 720 SW Washington Street, Suite 550, Portland, Oregon 97205, or hand delivered to Mr. Hilario at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 17, 2008 the beneficial ownership of our Common Stock by:

•	each person who beneficially owns more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, a person named in the table below has sole voting and investment power for all shares of Common Stock shown as beneficially owned by that person.

	Shares Beneficially Owned(1)
Name	Number	Percentage of Shares
FMR LLC(2) 82 Devonshire Street Boston, MA 02109	2,214,246	14.9%
Fred Alger Management, Inc.(3) 111 Fifth Avenue New York, NY 10003	1,172,000	7.9%
Massachusetts Financial Services Company(4) 500 Boylston Street Boston, MA 02116	1,162,950	7.8%
Loomis Sayles & Co., L.P.(5) One Financial Center Boston, MA 02111	881,971	5.9%
Alliance Trust PLC(6) Meadow House 64 Reform Street Dundee, Scotland DD1 ITJ United Kingdom	775,300	5.2%
Douglas L. Schmick(7)	131,252	*
Saed Mohseni(8)	—	*
Emanuel N. Hilario(9)	18,933	*
Michael B. Liedberg(10)	16,773	*
Jeffrey H. Skeele(11)	16,685	*
Martin P. Gardner(12).	4,913	*
David E. Jenkins	—	*
Jerry R. Kelso	—	*
Elliott H. Jurgensen, Jr(15).	3,153	*
Jeffrey D. Klein(13)(15)	5,603	*
J. Rice Edmonds(15)	8,653	*
James D. Parish(15)	5,653	*
David B. Pittaway(15)	15,126	*
Directors and Executive Officers as a group (13 persons) (14)	226,744	1.5%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our Common Stock.
(1)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into our Common Stock within 60 days following April 17, 2008, we treat the shares of Common Stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate the stockholder’s percentage ownership of our Common Stock. We do not consider those shares to be outstanding when we calculate the percentage ownership of any other stockholder.
(2)	Information is based on amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2008. The filing indicates that FMR has neither sole nor shared voting power.
(3)	Information is based on a Schedule 13G filed January 15, 2008.
(4)	Information is based on a Schedule 13G filed February 8, 2008.
(5)	Information is based on a Schedule 13G filed February 14, 2008. The filing indicates that Loomis has sole voting power over 801,855 shares and sole investment power over 881,971 shares.
(6)	Information is based on a Schedule 13G filed January 23, 2008.
(7)	Includes 80,000 shares subject to options exercisable within 60 days of April 17, 2008, 10,000 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 12,040 shares of restricted stock that vest annually over a three-year period that began March 19, 2008.
(8)	Mr. Mohseni resigned as our Chief Executive Officer and as a director on February 5, 2007.
(9)	Includes 8,333 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 8,600 shares of restricted stock that vest annually over a three-year period that began March 19, 2008.
(10)	Includes 10,000 shares subject to options exercisable within 60 days of April 17, 2008, 3,333 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 3,440 shares of restricted stock that vest annually over a three-year period that began March 19, 2008.
(11)	Includes 3,333 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 3,096 shares of restricted stock that vest annually over a three-year period that began March 19, 2008.
(12)	Includes 2,333 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006 and 2,580 shares of restricted stock that vest annually over a three-year period that began March 19, 2008.
(13)	Shares are held in revocable trusts for each of Mr. Klein and his wife. Mr. Klein is a co-trustee of each trust.
(14)	Includes 90,000 shares subject to options exercisable within 60 days of April 17, 2008, 27,332 shares of restricted stock remaining under an award that vests annually over a three-year period that began May 23, 2006, 29,756 shares of restricted stock that vest annually over a three-year period that began March 19, 2008, and 15,765 shares of restricted stock that vest over a one-year period that began April 11, 2008.
(15)	Includes 3,153 shares of restricted stock that vest over a one-year period that began April 11, 2008.

CORPORATE GOVERNANCE

Director Independence and Corporate Governance. Our Board of Directors has determined that Messrs. Edmonds, Jurgensen, Klein, Parish and Pittaway are independent under the listing standards of The NASDAQ Global Market and, accordingly, that a majority of our Board of Directors is independent. Each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under those standards and, with respect to Audit Committee members, the independence standards adopted by the SEC.

Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Vice President of Finance and Controller, and our directors and all other officers and employees. The Code of Business Conduct and Ethics is available on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance.

Communications with Board. Any stockholder who wishes to communicate with the Board of Directors, or to specific directors, may do so by writing to the Board of Directors or to the specific directors, c/o Corporate Secretary, 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the directors to whom it is addressed.

Communications regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with procedures described under “Director Nomination Policy” below.

Board and Committee Meetings. The Board of Directors met six times in 2007. Each director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he served in 2007 during the period in which he served. We encourage directors to attend the annual meeting of stockholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee operate under written charters that are available for review on our website at www.mccormickandschmicks.com, Investor Relations, Corporate Governance. The membership of each committee and its principal functions, as well as the number of times it met in year 2007, is described below.

Audit Committee. The Audit Committee is composed of Messrs. Edmonds, Jurgensen and Parish. The Board of Directors has determined that each member of the Audit Committee meets applicable financial literacy requirements and that Mr. Jurgensen, the Audit Committee chair, is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee is set forth below in “Report of the Audit Committee.” The Audit Committee met nine times in 2007.

Compensation Committee. The Compensation Committee is composed of Messrs. Jurgensen, Klein and Pittaway. The Compensation Committee determines compensation for our executive officers and administers our 2004 Stock Incentive Plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met one time in 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Edmonds, Klein, Parish and Pittaway. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by stockholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met one time in 2007.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is composed of Messrs. Jurgensen, Klein and Pittaway, each an independent director under The NASDAQ Global Market listing standards. No Compensation Committee member had any relationship requiring disclosure under Item 404 of SEC Regulation S-K. None of our executive officers served as a director or compensation committee member of an entity that employs any of our directors.

Director Nomination Policy. Stockholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee c/o Corporate Secretary, McCormick & Schmick’s Seafood Restaurants, Inc., 720 SW Washington Street, Suite 550, Portland, Oregon 97205. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include the following information:

Information concerning the recommending stockholder.

•	The name, address and telephone number of the recommending stockholder;

•

The number of shares owned by the recommending stockholder and the period of time for which they have been held (which must be at least one year) and, if the recommending stockholder is not the stockholder of record, a statement from the record holder of the shares verifying this information; and

•	A statement of the recommending stockholder’s intention to continue to hold the shares through the date of the next annual stockholder meeting.

Information concerning the proposed nominee.

•

The information required by Item 401 of SEC Regulation S-K (name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

•	The information required by Item 403 of SEC Regulation S-K (proposed nominee’s ownership of securities of the Company);

•

The information required by Item 404 of SEC Regulation S-K (transactions between the Company and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with the Company);

•	Whether the individual can read and understand financial statements; and

•

Whether the individual, if elected, intends to tender, promptly following election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with our policy on director elections.

The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the stockholders. Recommendations received by December 27, 2008 will be considered for nomination by the Nominating and Corporate Governance committee at the 2009 Annual Meeting of Stockholders. For information on direct stockholder nominations at the Annual Meeting, see “Stockholder Nominations for Director” below.

Following the identification of the director candidates, the Nominating and Corporate Governance Committee will meet to discuss and consider each candidate’s qualifications and will determine by majority vote the candidate(s) whom the Nominating and Corporate Governance Committee believes would best serve the

Company. In evaluating director candidates, the Nominating and Corporate Governance Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes candidates for director should have certain minimum qualifications, including high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and sound business judgment. The Board will nominate only candidates who agree to tender, promptly following election to the Board, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with our policy on director elections. See “Proposal 1: Election of Directors – Majority Voting for Directors.”

In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under The NASDAQ Global Market listing standards. The Committee also believes key members of the Company’s management should participate as members of the Board.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We lease the premises occupied by our Jake’s Famous Crawfish restaurant in Portland, Oregon under a lease dated October 13, 1994 with BOIN Properties, LLC, of which William P. McCormick, our former chairman emeritus who is on a leave of absence while serving as the U.S. Ambassador to New Zealand and Samoa, is a member and manager (the “Restaurant Lease”). Under the Restaurant Lease, we pay base rent of $17,500 per month plus an additional amount equal to the difference between six percent of the annual gross sales of Jake’s Famous Crawfish and the annual base rent. We also pay 60% of assessed taxes under the terms of the Restaurant Lease. On November 23, 2005, we exercised renewal options to extend the term of the Restaurant Lease with BOIN Properties, LLC, through October 12, 2019, and amended the Restaurant Lease to provide that base rent during the extension period is equal to the existing base rent and to grant the Company two additional five-year renewal options. We believe the terms of the Restaurant Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease the premises occupied by McCormick & Schmick’s Harborside at the Marina in Portland, Oregon under a lease dated February 14, 1985, as amended, with Harborside Partners, LLC, the members of which are William P. McCormick, our former chairman emeritus, Douglas L. Schmick, our Chairman and Chief Executive Officer, and Saed Mohseni, our former Chief Executive Officer and a former director (the “Harborside Lease”). The Harborside Lease expires on December 31, 2023 and may be renewed for three additional five-year periods. Under the Harborside Lease, we pay base rent of $21,827 per month plus the additional amount by which five percent of restaurant gross sales in the month exceed $21,827. We also pay a proportional share of taxes, insurance, maintenance and other costs. We believe the terms of the Harborside Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

We lease kitchen and storage space in the premises occupied by Jake’s Famous Crawfish in Portland, Oregon under a lease dated June 18, 2004 with DLS Investments, LLC, which is owned by Douglas L. Schmick, our Chairman and Chief Executive Officer, and his spouse (the “Kitchen Lease”). We pay an aggregate base rent of $10,080 per month plus our utilities and a pro rata share of taxes, assessments and insurance. In addition, the Kitchen Lease provides for base rent escalations every three years. On November 23, 2005, we exercised renewal options to extend the term of the Kitchen Lease through October 12, 2019, with base rent to be adjusted as provided in the Kitchen Lease, and amended the Kitchen Lease to grant the Company two additional five-year renewal options and to assign the Kitchen Lease to BOIN Properties, LLC, if the Company defaults on the Restaurant Lease. We believe the terms of the Kitchen Lease are as fair to us as those that would have been available to us in arm’s-length negotiations with an unrelated party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish us with copies of all section 16(a) reports they file. Based solely on a review of reports we have received and on written representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all section 16(a) transactions were reported timely.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements in the 2007 Annual Report;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence;

•

Reviewed the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services, and discussed whether PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with maintaining their independence; and

•

Established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm. The following table summarizes the aggregate fees billed to the Company by PricewaterhouseCoopers LLP.

	2006	2007
Audit fees(1)	$484,682	$511,464
Audit-related fees(2)	19,000	20,000
Tax fees(3)	197,469	168,692
All other fees(4)	—	1,500

Total	$701,151	$701,656

(1)	Fees for audit services billed in 2006 and 2007 consisted of:

•	Audit of the Company’s annual financial statements;

•

Audit of the effectiveness of the Company’s internal control over financial reporting, as well as an audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting for 2006;

•	Reviews of the Company’s quarterly financial statements; and

•	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Fees for audit-related services billed in 2006 and 2007 consisted of employee benefit plan audits;

(3)	Fees for tax services billed in 2006 and 2007 consisted of:

•	Tax compliance and tax planning services;

•	Federal, state and local income tax return assistance;

•	Sales and use, property and other tax return assistance; and

•	Assistance with tax audits and appeals.

(4)	All other fees billed in 2007 consisted of fees paid for the Company’ subscription to Comperio, a PricewaterhouseCoopers accounting and SEC regulations research tool.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined the services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and Company management to determine they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants.

Pre-Approval Policy. All of the services performed by PricewaterhouseCoopers LLP in 2007 were pre-approved by the Audit Committee. On June 16, 2004, the Audit Committee adopted a pre-approval policy and procedures describing the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that, before the beginning of each fiscal year following adoption of the policy, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 29, 2007 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Elliott H. Jurgensen, Jr. – Chairman

J. Rice Edmonds

James R. Parish

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. Proxies received from stockholders, unless directed otherwise, will be voted FOR election of the following nominees. Each of the following nominees is a current director.

•	Douglas L. Schmick

•	Emanuel N. Hilario

•	J. Rice Edmonds

•	Elliott H. Jurgensen, Jr.

•	Jeffrey D. Klein

•	James R. Parish

•	David B. Pittaway

If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes.

Douglas L. Schmick (age 60) co-founded McCormick & Schmick’s in 1972 and was appointed Chief Executive Officer in February 2007 and chairman of the Board of Directors in 2004. From 1997 through January 2007 he served as President and from 1997 through 1999, he also served as Chief Executive Officer and served as secretary, treasurer, and Chief Executive Officer from 1974 through 1997. Mr. Schmick has served on the Board of Directors since August 22, 2001. Mr. Schmick received his Bachelor of Science degree from the University of Idaho.

Emanuel (Manny) N. Hilario (age 40) joined McCormick & Schmick’s in April 2004 as Chief Financial Officer and has been a director of the Company since May 2007. For the four years before joining us, Mr. Hilario was with Angelo and Maxie’s, Inc. (formerly Chart House Enterprises, Inc.) most recently as Chief Financial Officer. From December 1997 until April 2000, Mr. Hilario was with ACCO North America, a wholly owned subsidiary of Fortune Brands, where he held various management positions. Previously, he spent nine years with McDonald’s Corporation. Mr. Hilario received his Bachelor of Science and Commerce degree in accounting from Santa Clara University and is a Certified Public Accountant.

J. Rice Edmonds (age 37) has been a director of the Company since June 2002. Since February 1996, Mr. Edmonds has been with Bruckmann, Rosser, Sherrill & Co., Inc. and currently serves as Managing Director. Mr. Edmonds also serves on the boards of directors of Town Sports International, Inc., The Sheridan Group, Inc. and other private companies. Mr. Edmonds received his Bachelor of Science degree from the University of Virginia McIntire School of Commerce and earned an MBA from the Wharton School at the University of Pennsylvania.

Elliott H. Jurgensen, Jr. (age 63) has been a director of the Company since June 2004. Mr. Jurgensen retired from KPMG LLP in 2003 after 32 years, including 23 years as a partner. At KPMG, he held a number of leadership roles, including: National Partner in Charge of KPMG’s Hospitality Industry Practice from 1981 to 1993, Managing Partner of the Bellevue, Washington office from 1982 to 1991, and Managing Partner of the Seattle, Washington office from 1993 to 2002. He has served as President of Three Mates LLC, a family retail business since February 2001 and he is also a director of Isilon Systems, Inc. and BSquare Corporation. Mr. Jurgensen has a Bachelor of Science degree in accounting from San Jose State University and is a Certified Public Accountant.

Jeffrey D. Klein (age 49) has been a director of the Company since October 2006. Mr. Klein is a Managing Director of Equity Group Investments, LLC, a private investment company, which he joined in 1996, and serves on a number of private boards of portfolio companies. Before joining Equity Group Investments, LLC, Mr. Klein headed the Chicago-based loan structuring and syndication unit of Citicorp Securities, Inc. where he underwrote and arranged bank debt for investment and non-investment-grade borrowers. Mr. Klein has a B.A. in finance from Georgetown University.

James R. Parish (age 61) has been a director of the Company since October 2006. Mr. Parish is the owner and principal in Parish Partners, Inc., an investment advisory and consulting firm specializing in the foodservice industry. Mr. Parish is a member of the board of Bertucci’s Corporation, as well as several other privately-held restaurant companies. Before forming Parish Partners in 1991, Mr. Parish was Executive Vice President and Chief Financial Officer, and a member of the executive committee and board, of Chili’s, Inc., the predecessor of Brinker International, a publicly traded company. Mr. Parish received a Bachelor of Science degree in journalism and an MBA from Drake University.

David B. Pittaway (age 56) has been a director of the Company since June 2002. Since 1998, Mr. Pittaway has been senior managing director of Castle Harlan, Inc. and since 1986, he has been Vice President and Secretary of Branford Castle, Inc., an investment company. Mr. Pittaway also serves on the boards of directors of Morton’s Restaurant Group, Inc., P&MC’s Holding LLC, Bravo Restaurant Group, Equipment Support Services, Inc., BKH Acquisition Corp., and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. and is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway graduated from the University of Kansas, Harvard Law School and Harvard Business School.

Majority Voting for Directors

Our bylaws provide for majority voting for uncontested director elections. If a quorum of stockholders is present at the meeting, a director will be elected if the number of votes cast for the director exceeds the number of votes cast against the director. Under Delaware law, an incumbent director who fails to receive a majority vote continues to serve on the Board until a successor is elected and qualified; however, each of our directors has submitted an irrevocable resignation effective upon (1) failure to receive more votes for the director than against and (2) Board acceptance of the resignation. Our Corporate Governance Guidelines contain additional provisions to implement our majority voting provisions. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting but will not affect the results of the vote. If any nominee for director at the annual meeting becomes unavailable for election for any reason, the proxy holders have discretionary authority to vote pursuant to the proxy for a substitute.

Recommendation by the Board of Directors

The Board of Directors recommends that stockholders vote FOR election of the nominees named in this proxy statement.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the 2008 fiscal year, subject to ratification of the selection by our stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make any statement but will have the opportunity to make a statement if they wish.

If a quorum of stockholders is present at the meeting, the proposal will be approved if the votes for ratification exceed the votes against ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Recommendation by the Board of Directors

The Board of Directors recommends that shareholders vote FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the 2008 fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

Our executive compensation program is designed to:

•	Reward performance.

•	Motivate executives to maximize stockholder returns by achieving both short-term and long-term financial and strategic goals and objectives.

•	Attract and retain key executive officers in a highly competitive marketplace.

We link executive compensation directly to the financial performance of the company as well as to each executive’s individual contribution. In determining competitive compensation levels, our Compensation Committee analyzes base salaries and incentive compensation for executive officers at comparable companies. The Compensation Committee has placed increased emphasis on aligning compensation with company performance by making a substantial portion of compensation payable as a bonus that is “at risk,” which offers increased rewards for strong company and individual performance and reduced returns if performance goals are not met.

The Compensation Committee and the Compensation Process

The Compensation Committee reviews executive compensation and performance annually and determines base pay, target bonus levels and equity awards for our top executives, which in 2007 included our Chief Executive Officer, Chief Financial Officer and Executive Vice President of Operations. The Compensation Committee considers specific recommendations regarding compensation for other executives from the Chief Executive Officer and the Chief Financial Officer, and reviews the Chief Executive Officer and Chief Financial Officer’s annual assessment of other executives’ performance. The Chief Executive Officer and Chief Financial Officer recommendations typically include a discussion of the executive’s role and responsibilities, past performance and expected future contributions, the executive’s expectations and competitive and market considerations.

In 2007, the Compensation Committee retained Mercer Human Resource Consulting to advise it on compensation matters. Mercer provided the Compensation Committee with an assessment of market pay levels for the Chief Executive Officer, Chief Financial Officer and the Executive Vice President of Operations in a peer group of 14 restaurant companies with business models similar to ours and with revenues between approximately $100 million and $1.0 billion. Mercer, along with input from the Compensation Committee, selected the peer group of 14 restaurant companies using comparable sales levels and public market capitalization and participation in the mid and upper scale casual dining segments. These companies were O’Charley’s Inc.; PF Changs China Bistro Inc.; Red Robin Gourmet Burgers; Texas Roadhouse Inc.; California Pizza Kitchen Inc.; Lubys Inc.; Mortons Restaurant Group; Benihana Inc.; Buca Inc.; Ruth’s Chris Steak House; Max & Ermas Restaurants; J. Alexander’s Corp.; Cosi Inc.; and Ark Restaurants Corp.

Mercer analyzed each category of base pay, target bonus, long-term incentives and total compensation compared to peer group averages in the 25th, 50th and 75th percentile after adjusting 2006 data by four percent, the projected annual increase for executives in the restaurant industry. Mr. Liedberg’s compensation was compared to the average third highest paid executive in the peer group.

The Compensation Committee reviews the outside compensation consultant’s analyses and recommendations in determining overall compensation, but it does not target a specific percentile of comparable industry compensation levels. Generally, our executive salaries are below median levels in our peer group and we have a higher relative percentage of compensation that can be earned as a year-end bonus. The Committee also considers the operational responsibilities of the executive compared to peers in determining compensation. Our

Chief Financial Officer, for example, has greater operational responsibilities than a typical chief financial officer. Base salary and non-equity incentive plan targets and possible payouts are typically determined by March each year.

Elements of Compensation

The executive compensation program for our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Operations and our other two highest paid executive officers, whom we refer to as “named executive officers” or “NEOs,” and other key employees consists of base salary and may include incentive cash bonuses and long-term incentives, including stock option grants and restricted stock. The compensation elements are determined based on an executive’s position and responsibilities, and a substantial portion of total compensation depends on individual and company performance.

Base Salary Compensation

Base salary is used to compensate an executive officer for position and level of responsibility. Base salaries for NEOs are reviewed annually, and any salary increases are based on the level of responsibility of the particular position, individual performance, competitive data and overall company performance. For the salaries of the Chief Executive Officer and the Chief Financial Officer, the Compensation Committee evaluates performance and makes recommendations to the independent directors for their approval based on the evaluation.

At the beginning of 2007, Mr. Schmick’s base salary was $275,000, Mr. Hilario’s base salary was $245,000 and Mr. Liedberg’s base salary was $124,000. Following Mr. Mohseni’s departure in February 2007, we appointed Mr. Schmick Chief Executive Officer and gave additional management responsibilities to Mr. Hilario. We also changed our operational management structure and promoted Mr. Liedberg to Executive Vice President of Operations, significantly increasing his responsibilities. In addition to prior year performance and to data on amounts our competitors pay, the Compensation Committee considered the increased responsibilities of these executives in determining base pay and other compensation in 2007.

The Compensation Committee increased Mr. Schmick’s base salary to $400,000 and Mr. Liedberg’s base salary to $185,000 to make them competitive with salaries offered by competitors. Mr. Hilario’s salary was increased to $300,000 following the Committee’s assessment of his prior year performance and the additional management functions he was expected to fulfill following Mr. Mohseni’s departure, including his duties as Corporate Secretary and as a director.

Annual Incentive Compensation

Our NEOs and approximately 35 other key employees have the opportunity to earn cash incentive awards based on an annual executive incentive compensation plan. Our Compensation Committee establishes performance goals each year, typically by March, which include financial performance goals, such as earnings per share, revenues, or other benchmarks, and non-financial goals. Cash bonuses for individuals are determined by the extent to which we attain established goals and by an assessment of each individual’s performance during the year.

The Compensation Committee has discretion to increase or decrease compensation payouts based on our achievement of performance goals. An employee may receive no bonus for the year if less than a predetermined percentage of our performance goal is met or if his or her performance does not meet the Compensation Committee’s or management’s expectations. Although we establish performance goals and target bonuses in the first quarter of the year to satisfy the requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee may exercise discretion by reducing or increasing bonuses. For example, if company performance would result in a maximum bonus but individual performance does not meet expected standards, the Compensation Committee could reduce the bonus amount in its discretion.

Compared to our peers, we generally seek to provide a higher proportion of total executive compensation in the form of a performance-based bonus, and the Compensation Committee reviews benchmarking bonus data provided by our compensation consultant and considers how bonus potential and base salary work in conjunction together. In 2007 Douglas L. Schmick was eligible for a bonus equal to 75% of his base salary, Emanuel N. Hilario was eligible for a bonus equal to 50% of his base salary, and Michael B. Liedberg was eligible for a bonus equal to 27% of his base salary. Other individuals were eligible for varying bonus amounts. The performance goals in 2007 were based on financial goals (80% of bonus), with a focus on earnings per share growth and revenues, and non-financial goals (20% of bonus), including customer service and employee retention goals.

The financial performance standards under our 2007 Executive Incentive Compensation Plan were as follows:

•	Growing earnings per share, adjusted for share-based compensation expense, by 20%;

•	Increasing comparable restaurant sales by 2.0% (on a 52-week basis);

•	Meeting the capital budget numbers; and

•	Opening new restaurants within budget and on time.

Non-financial goals included achieving at least an 85% average score on Secret Shopper reports and a retention level of at least 80% for key restaurant personnel. For 2007, based on the company’s financial performance and achievement of other goals, the Compensation Committee determined that each of our NEOs had earned 20% of the bonus amount for which he was eligible.

Long-term Incentives

Our long-term incentives are designed to align executive officer equity-based rewards with our financial performance and increases in our stock price over a multiple-year period. To achieve this objective, we provide NEOs long-term incentive award opportunities in the form of stock option and restricted stock grants. Option and restricted stock grants provide executives with the opportunity to buy and maintain equity interests in the company and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with us and promote stockholder returns. We tie the number of shares of restricted stock granted to eligible employees based on achieving earnings per share targets. We granted stock options to our NEOs and other employees in connection with our initial public offering in 2004, and we granted restricted stock to some executives and key employees, including NEOs, in 2006 as an additional long-term incentive. All option grants to NEOs had an exercise price equal to the fair market value of the shares at the date of grant. The options granted in 2004 expire ten years after the option was granted and vest over a period of three years. The options only have value to the recipients if the price of the stock appreciates after the options are granted. Restricted stock granted in 2006 vests over three years. We did not grant any options or restricted stock to our NEOs in 2007. In March 2008, the Compensation Committee awarded additional shares of restricted stock to employees, including our NEOs. These grants also vest over three years.

Equity Granting Processes

Our Compensation Committee approves all equity grants to executive officers, and delegates limited authority to our Chief Executive Officer and Chief Financial Officer to make grants to new employees and to retain and motivate employees associated with new restaurant development. We do not have a practice of making annual equity awards. We granted stock options in connection with our initial public offering and we granted restricted stock to some executives, including our NEOs, in 2006. Typically, we grant stock options to significant employees when they are hired. The exercise price of the grants is the fair market value at the grant date and the number of shares underlying options varies based on the duties and responsibilities of the executive or employee.

Other Benefits

Benefits that are offered to NEOs and certain key employees include a monthly car allowance and participation in health and other benefit programs that are available to employees generally. We do not provide pension benefits or deferred compensation to our NEOs, and they are not eligible to participate in our 401(k) plan.

Severance and Change of Control Agreements

Each of Douglas L. Schmick, our Chief Executive Officer, Emanuel N. Hilario, our Chief Financial Officer, and William P. McCormick, our former Chairman Emeritus who is on a leave of absence while serving as the U.S. Ambassador to New Zealand and Samoa, has an executive severance agreement with us that provides severance benefits contingent on our receiving a release of claims from him. The benefits are described below under “SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS.”

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. In the past, we have not paid compensation that has exceeded this limit. To date, we have only granted stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and restricted stock grants. We receive no tax deduction for the “option spread” compensation (the excess of the market value of shares over the exercise price of the option) on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying specified holding periods. Under IRS regulations, compensation that meets specified performance-based requirements will not be subject to the $1,000,000 cap on deductibility. If non-deductibility of executive compensation, including equity-based compensation, becomes material to the Company’s U.S. tax position, the Company will consider policies and strategies to achieve full deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

David B. Pittaway – Chairman

Elliot H. Jurgensen, Jr.

Jeffrey D. Klein

SUMMARY COMPENSATION TABLE

The following table summarizes compensation information for our NEOs.

Name and principal position	Year	Salary ($)(1)		Bonus ($)		Stock awards ($)(2)		Option awards ($)(2)		Non-equity incentive plan compensation ($)(8)		All other compensation ($)			Total ($)
Douglas L. Schmick, Chief Executive Officer(3)	2007 2006	$ $	379,808 266,346		— —	$ $	115,145 70,210	$ $	99,729 77,101	$ $	60,000 137,500	$ $	13,521 18,320	(6) (6)	$ $	668,203 569,477
Saed Mohseni, Chief Executive Officer(4)	2007 2006	$ $	40,385 344,231		— —		— —	$	— 115,652	$	— 262,500		— —		$ $	40,385 722,383
Emanuel N. Hilario, Chief Financial Officer	2007		$287,308		—		$95,954		$62,330		$30,000		—			$475,592
	2006		$242,692		—		$58,524		$48,190		$61,250		—			$410,656
Michael B. Liedberg, Executive Vice President of Operations	2007 2006	$ $	183,773 124,231		— —	$ $	38,382 23,419	$ $	37,398 28,915	$ $	10,000 36,985		— —		$ $	269,553 213,550
Jeffrey H. Skeele, Senior Vice President of Operations	2007 2006	$ $	147,339 139,231		— —	$ $	38,382 23,419	$ $	37,398 28,915	$ $	6,000 30,000		— —		$ $	229,119 221,565
David E. Jenkins, Vice President of Operations(5)	2007 2006	$ $	106,919 147,385	$	— 1,270	$ $	38,382 23,419	$ $	37,398 28,915	$ $	— 30,000		$40,198 —	(5)	$ $	222,897 230,989
Jerry R. Kelso, Chief Internal Audit & Compliance Officer(7)	2007 2006	$ $	133,239 129,726		— —	$ $	26,867 16,389	$ $	37,398 28,915	$ $	6,000 30,000		— —		$ $	203,504 205,030
Martin P. Gardner, Vice President of Finance & Corporate Controller	2007 2006	$ $	149,408 119,249		— —	$ $	26,867 16,389		— —	$ $	6,000 24,000		— —		$ $	182,275 159,638

(1)	Salary paid in each year reflects some payments made at the prior year’s annual salary level.
(2)	The assumptions used in determining this value under SFAS 123R are disclosed in Note 2 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 29, 2007.
(3)	Mr. Schmick was appointed our Chief Executive Officer, and resigned from the office of President, on February 5, 2007.
(4)	Mr. Mohseni resigned as our Chief Executive Officer on February 5, 2007. He forfeited all of his unvested options and shares of restricted stock upon his resignation.
(5)	Mr. Jenkins resigned on October 27, 2007. He forfeited 3,333 shares of restricted stock upon his resignation. Under the terms of his severance agreement, Mr. Jenkins provided consulting services to us through the end of 2007 to aid in the transition of his responsibilities. Payments to him as a consultant, which aggregated $39,480, are included in the “All Other Compensation” column above.
(6)	Amounts include (a) in 2007, a $13,521 car allowance, and (b) in 2006, a $15,655 car allowance and $2,665 for personal travel costs.
(7)	Mr. Kelso resigned as our Chief Internal Audit & Compliance Officer on November 30, 2007 and retired in January 2008.
(8)	All of the non-equity incentive plan compensation is paid in cash.

GRANTS OF PLAN-BASED AWARDS

No plan-based awards were made to any of our NEOs in 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes information regarding the number of shares underlying options and the number and value of unvested restricted stock outstanding at December 29, 2007 held by our NEOs.

Name	Option awards				Stock awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(4)
Douglas L. Schmick, Chief Executive Officer(1)	80,000	—	$12.00	07/20/2014	10,000	$119,800

Saed Mohseni, Chief Executive Officer(2)	—	—	—	—	—	$—

Emanuel N. Hilario, Chief Financial Officer	—	—	—	—	8,333	$99,829

Michael B. Liedberg, Executive Vice President of Operations	10,000	—	$12.00	07/20/2014	3,333	$39,929

Jeffrey H. Skeele, Senior Vice President of Operations	—	—	—	—	3,333	$39,929

David E. Jenkins, Vice President of Operations(3)	—	—	—	—	—	$—

Jerry R. Kelso, Chief Internal Audit & Compliance Officer(5)	—	—	—	—	2,333	$27,949

Martin P. Gardner, Vice President of Finance & Corporate Controller	—	—	—	—	2,333	$27,949

(1)	Mr. Schmick was appointed our Chief Executive Officer, and resigned from the office of President, on February 5, 2007.
(2)	Mr. Mohseni resigned as our Chief Executive Officer on February 5, 2007. He forfeited all of his unvested options and shares of restricted stock upon his resignation.
(3)	Mr. Jenkins resigned on October 27, 2007. He forfeited 3,333 shares of restricted stock upon his resignation.
(4)	The calculation of value is based on the closing price of $11.98 according to the NASDAQ Global Market on the last day of trading in fiscal 2007.
(5)	Mr. Kelso resigned as our Chief Internal Audit & Compliance Officer on November 30, 2007 and retired in January 2008.

OPTION EXERCISES AND STOCK VESTED

The table below summarizes information regarding the exercise of stock options by our NEOs in 2007.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(5)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(6)
Douglas L. Schmick, Chief Executive Officer(1)	—	—	5,000	$144,300
Saed Mohseni, Chief Executive Officer(2)	80,000	$1,157,584	—	—
Emanuel N. Hilario, Chief Financial Officer	16,666	$257,824	4,167	$120,260
Michael B. Liedberg, Executive Vice President of Operations	10,000	$143,761	1,667	$48,110
Jeffrey H. Skeele, Senior Vice President of Operations	30,000	$428,830	1,667	$48,110
David E. Jenkins, Vice President of Operations(3)	10,000	$144,759	1,667	$48,110
Jerry R. Kelso, Chief Internal Audit & Compliance Officer (4)	30,000	$442,403	1,167	$33,680
Martin P. Gardner, Vice President of Finance and Corporate Controller	—	—	1,167	$33,680

(1)	Mr. Schmick was appointed our Chief Executive Officer, and resigned from the office of President, on February 5, 2007.
(2)	Mr. Mohseni resigned as our Chief Executive Officer on February 5, 2007. He forfeited all of his unvested options and shares of restricted stock upon his resignation.
(3)	Mr. Jenkins resigned on October 27, 2007. He forfeited 3,333 shares of restricted stock upon his resignation.
(4)	Mr. Kelso resigned as our Chief Internal Audit & Compliance Officer on November 30, 2007 and retired in January 2008.
(5)	Value realized on exercise is calculated based on the actual sales price of the underlying stock less the exercise price of $12.00 per share.
(6)	Value realized on vesting was calculated using the sales price at which the shares were sold on May 23, 2007, which was $28.86 per share. All of the noted shares vested and were sold on May 23, 2007.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Each of Douglas L. Schmick, Emanuel N. Hilario and William P. McCormick, our former Chairman of the Board who is on a leave of absence while serving as the U.S. Ambassador to New Zealand and Samoa, has an executive severance agreement with us that provides severance benefits contingent on our receiving a release of claims from him. We consider these agreements important in attracting and retaining top executives and in ensuring that executives’ interests are aligned with our stockholders when considering change in control transactions. The amounts payable under these agreements are based on compensation immediately before a termination, but our Compensation Committee does not formally consider these contingent payments when determining other elements of executive compensation.

The benefits under the agreements are as follows:

•

If employment is involuntarily terminated, including due to death or disability, other than for “cause,” which is the willful and continued failure to perform assigned duties or the willful engagement in illegal conduct that materially injures us, the employee would receive severance equal to (1) one-year’s base salary, plus (2) the average of his bonuses for the two prior completed fiscal years, plus (3) a pro-rata portion of his estimated bonus in the year in which he is terminated, plus (4) a lump sum payment of an amount estimated to be sufficient to continue health insurance coverage for six months under COBRA continuation laws.

•

If we experience a change of control and employment is terminated other than for “cause,” or if the employee resigns because he is required to move, our successor does not agree to be bound by the agreement, or the employee’s duties, pay or total benefits are reduced, the employee would receive the benefits described above and, in addition, (1) all of his options to purchase common stock would become immediately exercisable, and (2) he would receive an additional amount in cash necessary to pay any tax owed by him in connection with the severance payments.

The estimated amounts that would have been paid to Messrs. Schmick and Hilario, assuming they had been terminated without cause at the end of our last fiscal year, would have been as follows.

	One-year base salary	Bonus	Health insurance	Total
Douglas L. Schmick	$400,000	$98,750	$5,279	$504,029
Emanuel N. Hilario	$300,000	$45,625	$7,328	$352,953

If the termination had occurred following a change of control of the Company, Messrs. Schmick and Hilario would have received the compensation described above, plus the following additional compensation:

	Value of accelerated options	Value of accelerated restricted stock	Estimated tax gross-up	Total (including amounts specified above)
Douglas L. Schmick	$—	$119,800	$276,356	$900,185
Emanuel N. Hilario	$—	$99,829	$200,582	$653,364

We used $11.98 per share, the closing price of our stock on December 28, 2007, the last trading day of fiscal 2007, to calculate the value of accelerated restricted stock. To estimate the tax gross-up payment, we have assumed an effective tax rate of approximately 44%.

DIRECTOR COMPENSATION

The table below summarizes compensation paid to our non-management directors in 2007.

Name	Fees earned or paid in cash ($)
J. Rice Edmonds	$24,195
Elliott H. Jurgensen, Jr.	$55,445
Jeffrey D. Klein	$23,390
James R. Parish	$25,445
David B. Pittaway	$25,391
Lee M. Cohn (1)	$9,583
Harold O. Rosser (1)	$9,583
Fortunato N. Valenti (1)	$9,583
Justin B. Wender (1)	$5,417

(1)	These directors did not stand for reelection in 2007.

Mr. Mohseni, who resigned from his position as a director February 5, 2007, Mr. Schmick and Mr. Hilario received no additional compensation to serve as a director. Compensation paid to independent directors in 2007 consisted of the following:

•	annual compensation of $10,000;

•	$1,250 per each board meeting attended;

•	annual compensation of $5,000 for service as a member of the Audit Committee and additional annual compensation of $30,000 for service as the chairman of the Audit Committee;

•	annual compensation of $5,000 for service as a member of the Compensation Committee;

•	annual compensation of $5,000 for service as a member of the Nominating and Governance Committee;

•	a reasonable dining allowance at our restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

The Board established the following compensation for 2008:

In March 2008, the Compensation Committee reviewed in detail how our directors are compensated and reassessed its director compensation philosophy. To assist in its review, Mercer Human Resource Consulting provided the Compensation Committee with an assessment of market pay levels for directors in the same peer group of restaurants used to benchmark executive compensation. Among its findings, Mercer determined that our directors have been compensated below the 25th percentile of their peers and that, unlike our competitors, none of the compensation we pay has been in the form of equity incentives.

We believe it is important to compensate our directors adequately for their time and to provide incentives to align their interests with our stockholders. Because we believe our restaurant concept is generally more difficult to operate than those of many of our competitors, we place particular weight on the expertise of our directors and believe we must be competitive with our peers to attract and retain qualified directors.

Our Compensation Committee recommended to the entire Board of Directors that aggregate director compensation be increased to be closer to the 50th percentile of our peer group and that most of the increase be in the form of restricted stock that would be subject to forfeiture for one year. The Board of Directors unanimously approved independent director compensation changes for 2008 as follows:

•	annual compensation of $20,000;

•	$1,250 per each board meeting attended;

•	annual compensation of $5,000 for service as a member of the Audit Committee and additional annual compensation of $20,000 for service as the chairman of the Audit Committee;

•	annual compensation of $5,000 for service as a member of the Compensation Committee and additional annual compensation of $10,000 for service as the chairman of the Compensation Committee;

•

annual compensation of $5,000 for service as a member of the Nominating and Governance Committee and additional annual compensation of $5,000 for service as the chairman of the Nominating and Governance Committee;

•	a reasonable dining allowance at our restaurants; and

•	reasonable out-of-pocket expenses incurred in attending meetings.

On April 11, 2008, our Board of Directors approved the issuance to independent directors of $35,000 of restricted stock, based on the closing price of the stock on the grant date. Our Board of Directors believes the grant is important to further align the interests of our directors with those of our stockholders and that the grant, together with the adjustments to cash compensation, makes our total director compensation package more competitive with our peers. The Board of Directors has not yet determined to make automatic annual grants, but is considering doing so. The Board also adopted a program to allow directors to elect to receive their cash compensation for service as a director in the form of company stock, with the number of shares to be received determined by the closing price of the company stock at the end of each fiscal quarter related to that quarter’s Board fee payments.

ADDITIONAL INFORMATION

Stockholder Proposals to be Included in the Company’s Proxy Statement. A stockholder proposal to be considered for inclusion in proxy materials for our 2009 annual meeting of stockholders must be received by our Corporate Secretary by December 26, 2008.

Stockholder Proposals Not in the Company’s Proxy Statement. Stockholders wishing to present proposals for action at this annual meeting or at another stockholders’ meeting must do so in accordance with our bylaws, a copy of which is publicly filed as an exhibit to our Current Report on Form 8-K filed February 21, 2008 and is available on the SEC’s website at www.sec.gov; a copy may also be obtained upon written request to Emanuel N. Hilario, Corporate Secretary, at 720 SW Washington Street, Suite 550, Portland, Oregon 97205. A stockholder must give timely notice of the proposed business to the Secretary. For purposes of our 2008 annual meeting of stockholders, such notice, to be timely, must be received by our Corporate Secretary no earlier than December 26, 2008 and no later than January 25, 2009, unless the 2009 annual meeting is held more than 30 days before or 70 days after the anniversary of the date of this year’s annual meeting. In that case, the notice must be received no earlier than 120 days before the date of next year’s annual meeting and no later than 90 days before the meeting or 10 days before announcement of the date of the meeting, whichever is later.

Stockholder Nominations for Director. Stockholders wishing to nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with our bylaws by giving timely written notice to our Corporate Secretary. The notice must set forth:

•	the name and address of the stockholder, as they appear on the corporation’s books, and of the beneficial owner;

•	the class and number of shares of capital stock of the corporation that are owned beneficially and of record by the stockholder and the beneficial owner;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at the special meeting and intends to appear in person or by proxy at the special meeting to propose such business or nomination;

•

a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination;

•	any other information concerning the nominee that must be disclosed of nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•

whether the nominee, if elected, intends to tender, promptly following election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next annual meeting of stockholders and upon the acceptance of the resignation by the Board in accordance with the Company’s policy on director elections; and

•	the executed consent of each nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director.

If the number of directors to be elected is increased and there is no public announcement by the Company naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by such increase) if delivered to the Secretary at the Company’s principal executive offices no later than the close of business on the tenth day following the day on which the public announcement is first made by the Company.

Stockholders wishing to make any director nominations at any special meeting of stockholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If such officer does so, such officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Emanuel N. Hilario
Emanuel N. Hilario, Corporate Secretary

Portland, Oregon

April 25, 2008

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

McCormick & Schmick’s

Seafood Restaurants, Inc.

00WB3A

7 1 B V +

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

Annual Meeting Proxy Card

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Corporation proxies should be signed in full corporate name by an authorized officer and attested.

When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+ B Non-Voting Items

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

For Against Abstain

2. Ratify the selection of PricewaterhouseCoopers LLP as the

Company’s independent auditors for the 2008 fiscal year.

Change of Address — Please print new address below. Comments — Please print your comments below.

01 - Emanuel N. Hilario

04 - Jeffrey D. Klein

07 - Douglas L. Schmick

02 - Elliott H. Jurgensen, Jr.

05 - David B. Pittaway

03 - J. Rice Edmonds

06 - James R. Parish

1. Election of Directors: For Withhold For Withhold For Withhold

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2008

The undersigned hereby appoints Douglas L. Schmick and Emanuel N. Hilario, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of

McCormick & Schmick’s Seafood Restaurants, Inc. Common Stock which the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of McCormick & Schmick’s Seafood Restaurants, Inc. to be

held at 9:00 a.m., Pacific Time, on May 22, 2008 at The Governor Hotel, 614 SW 11th Avenue, Portland, Oregon 97205, or at any adjournments or postponements thereof, with all powers which the signatory on the reverse side would possess if personally present.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted

FOR the election of the nominees for director and FOR the ratification of the selection of PricewaterhouseCoopers LLP. The proxies may vote in their discretion as to other matters that may come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

Proxy — McCormick and Schmick’s Seafood Restaurants, Inc.